Exhibit 10.18

STANDARD SERVICES AGREEMENT

Agreement # ________________

STANDARD SERVICES AGREEMENT [TEMPLATE]	AGREEMENT NO._______________

STANDARD SERVICES AGREEMENT [TEMPLATE]

This Standard Services Agreement (“Agreement”) is entered into as of the first day of June, 2006 (“Effective Date”) by and between Spare Backup, Inc. a California corporation (“Supplier”) and HEWLETT-PACKARD COMPANY, a Delaware corporation (“HP”).

1.	NATURE OF AGREEMENT
1.1

General Scope. This Agreement specifies the terms and conditions under which Supplier will provide Services to HP, as requested from time to time and as further described in a Statement of Work (defined below). Except as otherwise stated in this Agreement, the parties intend, and hereby agree, that any such Statement of Work shall be governed by this Agreement, as though the provisions of this Agreement were set forth in their entirety within such Statement of Work, and so that each Statement of Work and this Agreement shall be considered one, fully integrated document and agreement.

1.2

Eligible Purchasers. This Agreement enables HP and its Subsidiaries and Affiliates worldwide to purchase Services from Supplier in accordance with the terms and conditions set forth herein. The parties acknowledge that the availability and the nature of Services offered hereunder, and applicable terms and conditions therefore, may vary in certain countries as a result of local legal restrictions and mandatory requirements as further described in the attached Exhibit C Local Implementation Agreement Template. Unless Exhibit C specifically refers to and amends a term of this Agreement, the terms and conditions of this Agreement will control and take precedence over any conflicting terms in Exhibit C.

1.3

Term of Agreement. Unless earlier terminated pursuant to Section 17, (Termination) this Agreement will have a term of one (1) year from the Effective Date set forth above. HP shall have the option of renewing this Agreement for successive one (1) year terms, subject to HP providing notice no later than 30 days prior to expiration of the then-current term.

2.	DEFINITIONS
2.1

“Affiliate” or “Subsidiary” means a corporation or other business entity anywhere in the world in which HP owns or controls, directly or indirectly, an equitable interest representing the right to elect the majority of the directors or persons performing similar functions or, if the law of the applicable jurisdiction does not permit such majority interest, then the maximum allowable under such law.

2.2

“Applicable Laws” means applicable local, state, and federal laws, executive orders, rules, regulations, ordinances, codes, orders, and decrees of all governments or agencies of domestic or foreign jurisdiction in which Services will be performed.

2.3

“Change Orders” mean a written order in the form of Exhibit F Change Order Form that is signed by an authorized representative of HP, and that authorizes an addition, deletion or revision in the Services or an adjustment to the Maximum Cost or the time for performance of the Services.

2.4

“Information Systems” means information systems including, but not limited to, net-services, computers, computer systems, communication systems and other information systems; and means of access to such systems including, but not limited to, passwords, tokens, keys, logon scripts or other authentication information.

2.5

“Intellectual Property Rights” or “Intellectual Property” means all rights in patents, copyrights, moral rights, trade secrets, mask works, trademarks, service marks and other intellectual property rights.

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2.6	“Maximum Cost” means the maximum cost to be paid by HP for the Services specified in a particular Statement of Work to be performed under this Agreement.
2.7

“Personnel” means all workers, including but not limited to Supplier’s employees, temporary personnel, flex-force and others employed or contracted by Supplier for the provision of Services to HP hereunder.

2.8

“Pre-Existing Intellectual Property” of a party means any Intellectual Property that has been conceived or developed by such party before Supplier renders any services under this Agreement or that is conceived or that is developed by such a party at any time wholly independently of the Supplier’s services under this Agreement.

2.9	“Purchase Order” means a written authorization signed by an authorized representative of HP and which is issued by HP to authorize Supplier to perform all or a portion of the Services.
2.10

“Scorecard” The Scorecard is the report that reflects the results of one of the tools used by HP to evaluate Supplier’s performance of its obligations under this Agreement based on certain measurement criteria, as further provided in Exhibit E Scorecard Guidelines.

2.11	“Services” means the services to be provided by Supplier pursuant to this Agreement, as further described in a Statement of Work.
2.12	“Site” means any HP location where services are to be provided.
2.13

“Statement of Work” or “SOW” means a document that describes the Services to be performed pursuant to this Agreement, that is signed by an authorized representative of (i) HP (or the applicable Affiliate or Subsidiary), and (ii) Supplier. Except as otherwise agreed by the parties in writing, all Statement(s) of Work shall be written in the form of the Statement of Work template attached hereto as Exhibit A Statement of Work Template.

2.14	“Subcontractor” means any and all third parties that have direct contracts with Supplier or with any other Subcontractor to perform a portion of the Services under this Agreement.
2.15

“Work Product” means models, devices, reports, computer programs, tooling, schematics and other diagrams, instructional materials, and anything else Supplier, its agents, employees, and Subcontractors produce that is listed as a deliverable to HP in a Statement of Work or that is otherwise actually delivered or made available to HP in connection with this Agreement.

3.	SERVICES
3.1

Services. Supplier will provide those Services described in the Statement of Work on a full-time basis, unless otherwise provided in the Statement of Work, subject to and in compliance with the terms and conditions of this Agreement and all Applicable Laws. All Services will be performed at the request of HP, and may be more specifically described in, and authorized by, a Purchase Order and accompanied by a Statement of Work. The terms and conditions of this Agreement shall apply to all such Statements of Work.

3.2

Statement of Work. The parties shall execute a Statement of Work for the undertaking by the parties of each Service. A Statement of Work shall be in the form of the template attached to this Agreement as Exhibit A. Upon execution of the corresponding Statement of Work, Supplier shall undertake to perform the Services and HP shall establish the appropriate HP purchase order for invoicing and billing purposes. Services set forth in any one Statement of Work may be concurrent with and/or successive to other Services under their respective Statement of Work.

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3.3

Acceptance. Each Service shall be subject to acceptance by HP to ensure that such Service satisfies HP’s requirements, as determined by HP in its sole discretion. If any Service is not acceptable, HP shall notify Supplier specifying its reasons, and Supplier shall, at no additional cost, conform such Service to HP’s requirements.

3.4

PURCHASE ORDER REQUIREMENT. SUPPLIER ACKNOWLEDGES AND AGREES THAT IT WILL NOT COMMENCE ANY WORK FOR HP OR INCUR ANY RELATED EXPENSES OR COSTS UNLESS AND UNTIL IT HAS RECEIVED AN HP PURCHASE ORDER EXPRESSLY AUTHORIZING SUCH WORK. SUPPLIER FURTHER ACKNOWLEDGES AND AGREES THAT IT SHALL NOT BE ENTITLED TO RECOVER, AND HEREBY IRREVOCABLY WAIVES ITS RIGHT TO PURSUE, ANY FEES, COSTS, LOSS OR DAMAGES FROM HP UNDER ANY LEGAL OR EQUITABLE THEORY IN CONNECTION WITH ANY WORK THAT WAS COMMENCED PRIOR TO RECEIPT OF SUCH AN HP PURCHASE ORDER. SUPPLIER FURTHER AGREES AND ACKNOWELDGES THAT ABSENT A MUTUALLY AGREED AND WRITTEN AMENDMENT TO THIS PROVISION, THE FOREGOING SHALL BE TRUE NOTWITHSTANDING ANY REPRESENTATION, PROMISE OR INDUCEMENT, WHETHER ORAL OR WRITTEN, MADE BY ANY EMPLOYEE OR AGENT OF HP. NOTHING CONTAINED HEREIN, NOR IN ANY STATEMENT OF WORK OR OTHER AGREEMENT OF THE PARTIES SHALL OBLIGATE HP TO ISSUE A PURCHASE ORDER UNDER ANY CIRCUMSTANCES.

3.5

Temporary Suspensions. HP shall have the right to temporarily suspend the performance of Services under a Statement of Work as a part of an HP mandated temporary suspension (each, a “Temporary Suspension”); provided, however, that (i) HP shall provide Supplier with advance notice of each Temporary Suspension as soon as possible; (ii) Supplier shall not be obligated (but shall use commercially diligent efforts at no additional cost to HP) to retain the availability of its Personnel to resume providing Services upon the expiration of the Temporary Suspension; and (iii) in the event that the Temporary Suspension becomes permanent, as determined in the sole discretion of HP, then the relevant Statements of Work shall be deemed to be terminated without cause pursuant to Section 18.1. For purposes of this section only, in addition to the methods of notice permitted in Section 19.8, notice may also be provided via electronic mail and voice mail to (i) the person identified in the Agreement to receive notices on behalf of Supplier or (ii) the applicable Project Managers identified in each Statement of Work.

3.6

Additional Performance Measures. In addition to any other performance requirements contained herein, Supplier agrees to perform within the guidelines stated in Scorecard exhibit and agrees that the first performance evaluation to be performed ___ months after execution of this Agreement will be based on the Supplier Guidelines which are attached hereto and made a part hereof as Exhibit E.

3.7

Permits, Licenses and Inspections. Supplier will secure and pay for all licenses, permits and inspections necessary for prosecution and completion of the Services. Upon HP’s request, Supplier will deliver to HP copies of all permits, written approvals, licenses and inspections promptly after their receipt by Supplier.

3.8

Training. Supplier agrees to provide to HP such technical assistance and training to HP personnel as may be reasonably requested by HP in order for HP to use, copy and distribute the Services as contemplated by this Agreement. All costs associated with this technical assistance and training shall be borne by Supplier.

3.9	Business Continuity Plan.
(a)

Supplier will develop and keep current a formal business continuity plan which details strategies for response to and recovery from a broad spectrum of potential disasters that could disrupt operations and timely delivery of materials and services required pursuant to this Agreement. (“Disaster” means a serious disruption of the functioning of an organization, causing widespread human, business interruption, material or environmental losses, that exceed the ability of the organization to cope using only its own resources).

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(b)

This plan will include a baseline material Hazard analysis, a written recovery plan and documented emergency and incident response procedures, a mitigation plan to prevent losses or minimize effects of unavoidable ones, and a crisis communication plan. “Hazard” means an existing or unusual occurrence in the natural or human-made environment that may adversely affect human life, property, or activity to the extent of a disaster. Industrial/Technological Hazards include destruction of data storage, retrieval, and processing facilities, hazardous materials release, loss of data systems integrity from breaches of security, power failures, structural failures, telecommunications failures, and transportation failures. Natural Hazards include earthquake, flood, hurricane, landslide, tornado, tsunami, volcano, wild or forest fire, and windstorm and winter storm.

(c)

Supplier will conduct an annual test and evaluation of its business continuity plan, which upon request by HP may be witnessed by HP, to ensure expected systemic and process responsiveness from Supplier.

(d)	Upon request, Supplier will make its business continuity plan and the annual evaluation available to HP or its designated representative for review.
4.	FINANCIAL TERMS
4.1

Basis of Compensation. Supplier will be paid for Services and be reimbursed for expenses according to the Contract Pricing specified in Exhibit B Contract Pricing. The Contract Pricing will cover all fees of Supplier, costs of operation, fringe benefits attributable to payroll, overhead, profit, social charges and all applicable taxes. No proposed change in the Contract Pricing will be effective unless approved in writing by HP. HP may use any appropriate cost method to compensate Supplier, including without limitation, (a) time and materials not-to-exceed, (b) fixed price (lump-sum), (c) unit cost or (d) any combination of (a), (b) and (c). The method used will be specified in the applicable Statement of Work and Purchase Order.

4.2

Invoices. Supplier will invoice HP monthly unless otherwise expressly stated in the Statement of Work and Purchase Order or Exhibit B. With each invoice, Supplier will submit supporting documentation in a form satisfactory to HP and in detail sufficient for HP to identify the Services rendered and the costs and expenses incurred in the performance of the Services. HP may deduct from Supplier’s outstanding invoices any monies owed to HP by Supplier. Unless otherwise directed by HP, Supplier shall invoice HP electronically, at Supplier’s sole expense. Supplier is authorized to, and shall, submit such invoices and required information directly to HP’s authorized electronic invoicing contractor. Supplier further understands that HP may utilize contractors, at HP’s sole discretion, to facilitate HP’s order and invoicing processes, and such use may entail disclosure of information about the Supplier, this Agreement, and the receipt and processing of any purchase order, invoice and related documentation.

4.3

Payment by HP. HP will pay the undisputed amount due Supplier within forty-five (45) days from the date of receipt of the invoice and any documentation required under this Section 4. If any amount claimed by Supplier in any invoice is disputed by HP, the parties will negotiate in good faith to resolve the dispute. Supplier’s acceptance of payment will constitute a waiver of any claims of Supplier for payment for Services covered by the disputed invoice.

4.4

Maximum Cost. The Maximum Cost to be paid to Supplier for Services will be the amount authorized in Purchase Orders authorizing the Services. Supplier will not perform Services in excess of the Maximum Cost specified in the Purchase Order unless authorized in advance by HP in a Change Order.

4.5	Most Favored Pricing. Supplier warrants that the prices charged for the Services are not in excess of the lowest prices charged by Supplier to other similarly situated customers for similar Services.
4.6

Taxes. Supplier will have sole responsibility for the payment of all employee taxes, compensation, wages, benefits, contributions, insurance, and like expenses, if any, of its employees. Supplier will indemnify and hold harmless HP, its officers, directors and employees from and against all liability and loss in connection with, and will assume responsibility for payment of, all federal, state and local taxes or contributions

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imposed as required under employment insurance, social security and income tax laws for Supplier’s employees engaged in the performance of this Agreement.

4.7	VAT Taxes.
(a)

All prices mentioned in this Agreement are inclusive of any value added taxes, or other similar taxes, (including but not limited to Canadian goods and services tax) (“GST”), Japanese consumption tax (“JCT”), and the like (individually and collectively, “VAT”).

(b)	Where applicable, Supplier will ensure that its invoices to HP or its Affiliates (collectively “HP”) meet the requirements for deduction of input VAT by HP.
(c)	All prices mentioned in this Agreement are exclusive of any US sales or use tax.
(d)

All payments made by HP under this Agreement may be reduced by the amount of any applicable foreign government withholding tax, provided that HP provides the related documentation to Supplier, including tax receipts and any other documentation necessary and appropriate to establish that all such taxes have been paid and are available to Supplier for credit for United States income tax purposes. Supplier and its subsidiaries will be jointly and severally liable for, and will bear the full economic burden of any such taxes.

(e)	HP will cooperate with Supplier in applying for any tax reduction permitted under any such foreign government law.
(f)

If there are specific legal requirements within a given legal jurisdiction regarding the contents of this Agreement, a purchase order or an invoice, the parties agree to make any and all changes required by such legal jurisdiction.

(g)	HP will not be responsible for the payment of any duties or taxes imposed on the income or profits of the Supplier.
5.	RELATIONSHIP OF PARTIES
5.1

Independent Contractors. Supplier will act solely as an independent contractor. Nothing contained herein will be construed to create the relationship of principal and agent, employer and employee, partners or joint venturers. HP assumes no liability for personal injury or property damage arising out of Supplier’s performance of this Agreement.

5.2

Personnel. All Personnel shall be subject to the direction, supervision, and control of Supplier. Supplier will be fully responsible for the acts of Personnel while rendering Services to or for HP, its officers and employees. Supplier shall enforce strict discipline and good order among its Personnel and shall ensure that all Personnel comply with all applicable provisions of this Agreement. Supplier shall not employ Personnel unfit or unskilled in the work assigned to them. HP may at any time request the removal of Supplier’s personnel or Subcontractors from performing Services under this Agreement, with or without cause, and Supplier will immediately comply with such requests. Supplier shall be solely responsible for:

(a)	payment of all Personnel compensation;
(b)	payment of Personnel legal and contractual benefits, including but not limited to social security, health insurance coverage and occupational benefits; and
(c)	compliance with all other employer duties and obligations in respect to Personnel, including payment of withholding taxes, as applicable locally
5.3

Back-up Personnel. Supplier shall provide back-up personnel for each of its Personnel assigned to HP’s account in the event of their illness, disability, vacation, leave, or absence for any reason. Said back-up Personnel are expected to cover all duties and responsibilities of Supplier’s regular Personnel with no disruption in service. HP shall be informed prior to back-up Personnel being used.

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5.4

Subcontractors. Supplier will not subcontract any of the Services to other persons or entities without the prior written approval of HP. Supplier agrees to impose on its subcontractors the same obligations imposed upon Supplier under this Agreement with respect to safety, security, confidentiality, insurance and insurance certificates, and indemnification. Prior to commencement of the Services, and subsequently as Personnel are added, Supplier shall provide HP with a list of Personnel performing Services for approval by HP. Supplier’s execution of any subcontracts, including subcontracts approved by HP, will not relieve, waive or diminish any obligation Supplier may have to HP under this Agreement. Compensation for subcontracted Services will be included in the fees and costs billed by Supplier according to Section 4 (Financial Terms) of this Agreement.

5.5	Program Managers.
(a)

HP and Supplier will each appoint and designate in writing a global program manager to act as the primary contact person and focal point for all communications pursuant to this Agreement, (“Global Program Manager”). The Global Program Manager will be responsible for coordinating and supervising all matters relating to the implementation of this Agreement unless the parties designate Local Program Managers.

(b)

Supplier shall communicate to HP’s Global Program Manager and any applicable local Program Manager any problems and issues. Supplier shall ensure quality, professional interactions and communication, both verbal and written, at all times. Any communication by Supplier with other service providers does not constitute authority to bind HP, its officers, directors, employees, representatives or agents, or the Subsidiaries or Affiliates referenced under this Agreement.

6.	CHANGES
6.1

HP may request changes in the Services at any time prior to completion. All changes will be documented in a Change Order before the change is executed. If any such change results in Supplier’s request for additional compensation, such claim must be in writing and must be submitted to HP within ten (10) days after HP’s request for the change that gives rise to the claim. Any such notice will include a reasonably detailed statement of the reasons for Supplier’s proposed additional compensation. The parties will in good faith negotiate an equitable adjustment to the Maximum Cost.

6.2	Supplier will not submit to HP any costs incurred during the performance of this Agreement as a request for a Change Order unless HP has specifically ordered changes to the Services in writing.
7.	FORCE MAJEURE
7.1

Subject to the provisions of this Section 7, Supplier will not be liable for any delay in performance under this Agreement caused by any “act of God” or other cause beyond Supplier’s control and without Supplier’s fault or negligence (a “delaying cause”). Supplier will immediately give notice to HP of any delaying cause. In the event of a delaying cause, HP may act in its sole discretion to:

(a)	Allow an extension of time for Supplier to remedy the effects of the delaying cause;
(b)	Terminate the affected Statement of Work, or any part of it, as to Services not yet performed; or
(c)

Suspend the affected Statement of Work, in whole or in part, for the duration of the delaying cause, contract for similar services elsewhere, and deduct from Services specified under the Statement of Work those costs associated with contracting for the similar services.

7.2

Notwithstanding the language of this Section, Supplier shall be paid for actual services rendered prior to the termination or suspension, unless Supplier would not have been paid based upon any other provision of this Agreement or applicable law.

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8.	INSURANCE
8.1

During the term of this Agreement and at all times that Supplier performs work for HP, Supplier will maintain in full force and effect, at Supplier’s own expense, insurance coverage as specified in this Section 8.

8.2	Workers’ Compensation or Social Scheme.
(a)

Workers’ Compensation insurance as required by law or regulation, having jurisdiction over Supplier’s employees. If jurisdiction has a Social Scheme, Supplier agrees to be in full compliance with the laws thereof.

(b)	Employer’s Liability insurance in amounts not less than the local currency equivalent of USD $1,000,000 (One Million U.S. dollars).
(c)	Where permitted by law, such policies will contain a waiver of the insurer’s subrogation rights against HP.
8.3	General Liability or Public Liability. General Liability or Public Liability Insurance will be provided with limits of liability and coverage as indicated below.
(a)	Premises and Operations;
(b)	Products and Completed Operations;
(c)	Contractual Liability;
(d)	Broad Form Property Damage (including Completed Operations);
(e)	Explosion, Collapse and Underground Hazards (ECU) when Supplier will create risk normally covered by such insurance; and
(f)	Personal Injury Liability.
(g)

General Liability or Public Liability policy limits will be not less than a combined Single Limit for Bodily Injury and Property Damage of USD $1,000,000 (One Million U.S. dollars) per occurrence; USD $1,000,000 (One Million U.S. dollars) for Personal Injury Liability; and USD $2,000,000 (Two Million U.S. dollars) general aggregate. In addition to the USD $2,000,000 (Two million US dollars) general aggregate a Products and Completed Operations aggregate in the amount of USD $1,000,000 (One million US dollars) will apply.

8.4

Additional Insureds. Any General Liability or Public Liability policy, and any Automobile Liability policy (if required under this Section), will name HP, its officers, directors and employees as additional insureds, and will stipulate that the insurance afforded additional insureds will apply as primary insurance and that no other insurance carried by any of them will be called upon to contribute to a loss covered thereunder. If “claims made” policies are provided, Supplier will maintain such policies without endangering aggregate limits at the above stated minimums, for at least five (5) years after the expiration of the Term.

8.5

Errors and Omissions. Liability insurance covering acts, errors or omissions arising out of, or failure to render, professional services related to the Services under this Agreement. Such insurance will include limits of coverage of the local currency equivalent of not less than USD $1,000,000 (One Million U.S. dollars) and will remain in effect for not less than one (1) year following the date of termination of this Agreement.

8.6

Property. Supplier will carry all-risk property insurance with an endorsement to include coverage for property of others with a sub limit on the property of others coverage of no less than the local currency equivalent of USD $1,000,000 (One Million U.S. dollars) per occurrence.

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8.7

Fidelity Bond or Crime Insurance. A Fidelity bond or policy of crime insurance, with a limit of liability not less than the local currency equivalent of USD $1,000,000 (One Million U.S. dollars) covering loss of HP’s funds and property, including products, in Supplier’s care, custody or control, and caused by a dishonest act on the part of any agent, servant or employee of Supplier. HP shall be named as a loss payee on any bond or insurance policy required by this section.

8.8

Automobile Liability Insurance. Automobile liability insurance will be provided for Property Damage, Bodily Injury and Contractual Liability covering all motor vehicles owned, hired, rented or used by Supplier, and all motor vehicles not owned but used on behalf of Supplier, with a combined single limit of liability for each accident of not less than USD $1,000,000 (One Million U.S. dollars).

8.9

Certificates of Insurance. Certificate of Insurance evidencing the required coverage and limits must be furnished to HP prior to the commencement of any Services, and at such other times as requested by HP. Supplier will provide HP thirty (30) days written notice prior to cancellation of such policies. All insurance policies will be written by a company authorized to do business in the territory and jurisdiction where the project is located. Supplier will furnish copies of any endorsements subsequently issued which amend coverage or limits.

8.10

In no event will the coverage or limits of any insurance maintained by Supplier under this Agreement, or the lack or unavailability of any other insurance, limit or diminish in any way Supplier’s obligations or liability to HP under this Agreement.

9.	AUDIT / RECORDKEEPING
9.1

Right to Audit. HP reserves the right to audit, inspect, and make copies or extracts of Supplier’s records and processes associated with Supplier’s performance under this Agreement at any time with twenty four hours prior notice to Supplier. Any audit or inspection will occur during Supplier’s normal business hours. HP’s right to audit, inspect, and make copies or extracts of Supplier’s records and processes shall continue for a period of five years following the termination or expiration of this Agreement.

9.2

Audit Costs and Expenses. If an audit reveals a discrepancy of 5% percent or more during the audited period, then Supplier shall also reimburse HP for all costs of the audit, including without limitation and in addition to the costs of any third party auditors engaged by HP, the costs of HP’s internal employee auditors for actual working time and for travel during normal working hours.

9.3

Reports. Supplier may be asked to prepare and submit draft reports and final reports to HP as part of the Services. For analytical work performed by Supplier, reports must include a description of analytical methods and quality assurance procedures employed. Upon request, Supplier will also provide HP with one copy of the text of any report in electronic format.

9.4

Records. Supplier will maintain books, records, documents and other evidence pertaining to costs, charges, fees and other expenses incurred in connection with the Services to the extent and in such detail as will properly evidence all costs for labor, materials, equipment, supplies and work, and other costs and expenses of whatever nature for which reimbursement is claimed under the provisions of this Agreement. Such records shall be retained for a period of no less than five years.

10.	CONFIDENTIAL INFORMATION
10.1

Confidential Information. Other than in the performance of this Agreement, neither Supplier nor Supplier’s agents, employees, or subcontractors shall use or disclose to any person or entity any Confidential Information of HP (whether in written, oral, electronic or other form), which is obtained from HP or otherwise prepared or discovered either in the performance of this Agreement, through access to HP Information Systems, or while on HP premises. As used herein, the term “Confidential Information” shall include, without limitation, all Work Product as defined below, all information designated by HP as confidential, all information or data concerning or related to HP’s products including the discovery,

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invention, research, improvement, development, manufacture, or sale thereof), processes, or general business operations (including sales costs, profits, pricing methods, organization, and employee lists), and any information obtained through access to any Information Systems (including but not limited to computers, networks, voice mail, etc.) which, if not otherwise described above, is of such a nature that a reasonable person would believe it to be confidential or proprietary. Supplier will protect the confidentiality of Confidential Information with the same degree of care as Supplier uses for its own similar information, but in no event less than reasonable care. Supplier will obtain a similar agreement from any employee, Subcontractors or agent performing services under this Agreement.

10.2

Access to Information Systems. Access, if any, to HP’s Information Systems is granted solely to perform the Services under this Agreement, and is limited to those specific HP Information Systems, time periods and personnel as are separately agreed to by HP and Supplier from time to time. HP may require Supplier’s employees, Subcontractors or agents to sign individual agreements prior to access to HP’s Information Systems. Use of HP Information Systems during other time periods or by individuals not authorized by HP is expressly prohibited. Access is subject to HP business control and information protection policies, standards and guidelines as may be modified from time to time. Use of any other HP Information Systems is expressly prohibited. This prohibition applies even when an HP Information System that Supplier is authorized to access serves as a gateway to other Information Systems outside Supplier’s scope of authorization. Supplier agrees to access Information Systems only from specific locations approved for access by HP. For access outside of HP premises, HP will designate the specific network connections to be used to access Information Systems.

10.3

Security of Information. Without limiting the foregoing, Supplier agrees to maintain security measures to comply with the above obligations and to ensure that access granted will not impair the integrity and availability of HP Systems. Upon reasonable notice, HP may audit Supplier to verify Supplier’s compliance with these obligations.

10.4

Exclusions. The foregoing confidentiality obligations will not apply to Confidential Information that (a) is already known to Supplier prior to disclosure by HP; (b) is or becomes a matter of public knowledge through no fault of Supplier; (c) is rightfully received from a third party by Supplier without a duty of confidentiality; (d) is independently developed by Supplier; (e) is disclosed under operation of law; or (f) is disclosed by Supplier with the prior written approval of HP.

10.5

Supplier warrants and represents that each employee, agent, or subcontractor who performs work under this Agreement has been informed of the obligations contained herein and has agreed to be bound by them.

10.6	Continuing Obligations. Unless otherwise agreed in writing, the obligations under this section continue perpetually and survive the termination or expiration of this Agreement.
11.	PERSONAL DATA USE AND PROTECTION
11.1

Definition of Personal Data. “Personal Data” shall mean any information related to any identified or identifiable natural or legal person, such as HP’s employees, customers, subcontractors, partners or any other third party (including such third parties’ employees) and any other additional data deemed as personal data under the applicable personal data protection laws, which are available for Supplier for processing them on behalf of HP pursuant to the Agreement and all purchase orders issued pursuant to said Agreement (collectively, hereinafter referred to as the “Agreement”).

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11.2	Processing and Use of Personal Data.
(a)

Supplier may process and use the Personal Data only to perform its obligations under the Agreement and may disclose them only to Supplier’s employees that have a need to know them for the performance of such obligations and are bound by confidentiality obligations not less restrictive than those contained in this Agreement.

(b)

Supplier may not disclose the Personal Data to any other third party, even for their preservation, nor transfer the Personal Data to any third country without the prior written consent of HP. In case Supplier is authorized by HP for subcontracting any services involving collecting, using, storing, transferring and otherwise processing Personal Data, Supplier will agree with its subcontractors to protect and process the Personal Data under terms no less restrictive than those contained in this Agreement. Furthermore, HP reserves the right, at its sole option, to enter into additional confidentiality agreements directly with such subcontractors in order to ensure adequate protection of Personal Data and comply with any applicable laws.

11.3	Security Measures.
(a)

Supplier shall use the same degree of care, but never less than a reasonable degree of care, to prevent unauthorized use, dissemination or publication of the Personal Data, as it uses to protect its own information of similar nature, and will implement any technical and organizational measures to protect Personal Data which are required by the applicable law.

(b)	At a minimum, Supplier agrees:
(i)

To implement appropriate technical and organizational measures to protect Personal Data against (i) accidental or unlawful destruction or loss, (ii) unauthorized disclosure or access, in particular where processing involves the transmission of Personal Data over a network, (iii) alteration, and (iv) all other unlawful forms of processing.

(ii)

To implement appropriate procedures to ensure that (i) unauthorized persons will not have access to the data processing equipment used to process the Personal Data, (ii) any persons it authorizes to have access to the Personal Data will respect and maintain the confidentiality and security of the Personal Data, and (iii) the measures and procedures that it uses will be sufficient to comply with the law requirements.

11.4	Additional Supplier Obligations. Supplier agrees:
(a)	To act only on instruction from HP in connection with protecting, collecting, storing, transferring and otherwise processing of Personal Data.
(b)

Not to copy or reproduce any Personal Data without the express written permission of HP, except as technically necessary to comply with this Agreement (e.g., duplication of data stocks as backup protection against loss of data).

(c)	To inform HP promptly in writing if it becomes aware of any unauthorized use or disclosure of Personal Data by itself or others.
(d)	To inform HP promptly in writing if Supplier is of the opinion that any instruction from HP violates the applicable personal data protection regulations.
(e)	When collecting, using, storing, transferring and otherwise processing, Supplier shall adhere to all applicable export and personal data laws, regulations and rules.
(f)	Supplier will handle any Personal Data in accordance with then current HP Privacy Policy, as notified by HP to Supplier.

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11.5	Records.
(a)

Upon request by HP or upon termination of the Agreement, Supplier shall deliver to HP any Personal Data in its possession and destroy any copies of Personal Data in the Supplier’s files, unless otherwise required under operation of law.

(b)

Upon request by HP with reasonable notice and during business hours, Supplier agrees to submit its data processing facilities, data files and documentation needed for processing to auditing by HP (or a duly qualified independent auditor or inspection authority selected by HP for such purpose and not reasonably objected to by the Supplier) to ascertain compliance with this Agreement.

11.6	Disclaimers.
(a)

Nothing in this Agreement shall be construed as an obligation (i) to disclose any particular information, (ii) to incorporate any disclosed information into a product, (iii) to warrant the accuracy or completeness of any information disclosed hereunder.

(b)

Notwithstanding the foregoing, nothing in this Agreement will be construed as an exclusion of any laws, regulations or rules pertaining to protection of personal data or export regulations that may be applicable to the services provided by Supplier under the Agreement and that must be observed by Supplier.

12.	INTELLECTUAL PROPERTY
12.1

Pre-Existing Intellectual Property - Ownership. Except for the specific licenses granted in this Agreement, each party shall retain all right, title and interest in and to its Pre-Existing Intellectual Property.

12.2

Pre-Existing Intellectual Property – Use. Supplier will not use any Supplier or third party Pre-Existing Intellectual Property in connection with this Agreement unless Supplier has the right to use it for HP’s benefit. If Supplier is not the owner of such Pre-Existing Intellectual property, Supplier will obtain from the owner any rights necessary to enable Supplier to comply with this Agreement. Supplier will not incorporate Supplier or third party Pre-Existing Intellectual Property into the Work Product unless such Pre-Existing Intellectual Property is identified as being included in the Work Product in the Statement of Work. If Supplier incorporates any Supplier or third party Pre-Existing Intellectual Property into the Work Product, Supplier hereby grants to HP a non-exclusive, royalty-free, worldwide, perpetual license to make, have made, sell, use, reproduce, modify, adapt, display, distribute, make other versions of and disclose the property and to sublicense others to do these things.

12.3

Work Product. Subject to Supplier and third party rights in Pre-Existing Intellectual Property, all Work Product will belong to HP. Supplier, its agents, employees, and Subcontractors will deliver all Work Product to HP upon the earlier of the expiration/termination of this Agreement or HP’s request.

12.4

No Rights to HP Intellectual Property. Except for the limited license to use materials provided by HP to create only the portions of the Work Product which will be owned by HP under this Agreement, Supplier is granted no right, title, or interest in any HP Intellectual Property.

12.5

No Rights to Supplier Intellectual Property. Except for the limited license to use materials provided by Supplier to create only the portions of the Work Product which will be owned by HP under this Agreement, HP is granted no right, title, or interest in any of Supplier’s Intellectual Property.

12.6	Intellectual Property Indemnification. Supplier will give HP notice immediately if at any time the Supplier knows of any third party claim to any Intellectual Property provided by Supplier (its

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agents or Subcontractors) pursuant to this Agreement. Supplier will defend, indemnify, protect and hold harmless HP from all liability arising from HP’s use of such Intellectual Property.

13.	INDEMNIFICATION
13.1

General Indemnity Obligation. Supplier will defend, indemnify, protect and hold harmless HP, its Officers, Directors, employees, agents, Subsidiaries and Affiliates from and against any and all claims, losses, liens, demands, attorneys’ fees, damages, liabilities, costs, expenses, obligations, causes of action, or suits, (collectively “Claims”) to the extent that such Claims are caused by, arise out of, or are connected in any way with:

(a)	any act or omission, whether active or passive and whether actual or alleged, or willful misconduct of Supplier or its employees, Subcontractors or agents, to the maximum extent permitted by law;
(b)	the breach of this Agreement by Supplier or its employees, Subcontractors or agents of any of its contractual obligations, covenants, undertakings or promises under this Agreement; or
(c)	property loss, damage, personal injury or death, sustained by Supplier or by any of Supplier’s employees, Subcontractors or agents.
14.	LIMITATION OF LIABILITY

IN NO EVENT WILL ANY PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS) ARISING OUT OF ANY PERFORMANCE OF THIS AGREEMENT OR IN FURTHERANCE OF THE PROVISIONS OR OBJECTIVES OF THIS AGREEMENT, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED ON TORT, WARRANTY, CONTRACT OR ANY OTHER LEGAL THEORY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

15.	HP PROPERTY
15.1	Materials, including without limitation designs or other property, furnished to Supplier by HP or paid for by HP in connection with this Agreement (collectively “HP Property”) shall:
(a)	Be clearly marked or tagged as the property of HP;
(b)	Be and remain personal property and not become a fixed to real property;
(c)	Be used only in filling Releases/Purchase Orders from HP;
(d)	Be kept free of liens and encumbrances; and
(e)	Be kept separate from other materials, tools or property of Supplier or held by Supplier.
15.2

Supplier shall use its best efforts to maintain and protect HP Property until it is returned to HP. Upon HP’s request or upon the termination of this Agreement, Supplier shall deliver all HP Property to HP in good conditions, normal wear and tear excepted, without cost to HP. Supplier waives any legal or equitable right it may have to withhold HP Property.

15.3	Neither Supplier nor any Personnel will remove any HP property from HP premises without HP’s prior written permission.
15.4

Without limiting the generality of this section, HP may file informational or protective financing statements to confirm HP’s title to HP Property. HP may file such statements at any time without Supplier’s consent or signature; HP may record a copy of this Agreement.

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STANDARD SERVICES AGREEMENT [TEMPLATE]	AGREEMENT NO._______________

16.	WARRANTY
16.1	Supplier warrants that:
(a)

It has full power and authority to provide the Services to HP and to grant HP the rights granted herein, and that each Service and accompanying documents are free of any and all restrictions, settlements, judgments or adverse claims;

(b)

All Services will be performed by Supplier in a professional manner, consistent with the standard of skill and care exercised by the best professionals within Supplier’s industry on projects of comparable scope and complexity, in a similar location, and in conformance with the requirements of this Agreement.

(c)	Supplier is sufficiently experienced, properly qualified, registered, licensed, equipped, organized, and financed to perform the Services in compliance with the terms of this Agreement;
(d)	Supplier will devote such time, personnel and resources for the performance of its duties under this Agreement and any Purchase Order, and within the deadlines set by HP;
(e)

All materials and equipment supplied to HP, if any, and any associated workmanship, will be free from errors, faults, and defects and in conformance with the requirements of this Agreement for a period of twelve (12) months following completion of the Services. If any longer warranty is specified for any materials, equipment or workmanship under any plans or specifications, or under any subcontract, or in connection with any manufactured unit that is installed, the longer warranty period will govern. Supplier will ensure that all materials and equipment that carry a manufacturer’s warranty are registered with the manufacturer in HP’s name, as further provided in this Agreement;

(f)

There is no copyright, patent, or trade secret or other proprietary right of a third party that would be infringed or misappropriated by HP’s use of the Services, deliverables or any other intellectual property provided under this Agreement.

16.2

In the event that any Services, deliverables or any other intellectual property provided under this Agreement is held to constitute an infringement and its use is enjoined, Supplier will, at its own expense and at its option, (i) procure for HP or its Subsidiaries or Affiliates, the right to continue to receive the Services, deliverables or other intellectual property provided in connection herewith, or (ii) if applicable, replace the same with non-infringing Services, deliverables or any other intellectual property of equivalent function and performance, or (iii) modify the Services, deliverables or any other intellectual property so they become non-infringing without detracting from function or performance, or (iv) if alternatives (i), (ii) and (iii) are not reasonably available, refund to HP all fees paid to Supplier for the infringing Services, deliverables or any other intellectual property and reimburse HP for any costs incurred by HP as a result of such infringement.

16.3

Opportunity For Cure. Other than a breach of section 16.1(f), above, in the event of a breach of any of the warranties set out above, Supplier agrees that it will immediately re-perform the Services to remedy the breach or deficiency, without cost to HP and to HP’s satisfaction. Unless by written consent of HP, Supplier shall not be permitted more than one opportunity to cure for the same or similar failure.

16.4	In the event of a breach of section 16.1(f), Supplier shall be obligated to the requirements of section 16.2.
17.	TERMINATION
17.1

HP reserves the right to terminate this Agreement or any Statement of Work hereunder without liability at any time, with or without cause, upon thirty (30) days prior written notice to Supplier. In such event, Supplier will deliver to HP all Services completed or in progress up to the date of termination, and Supplier will be paid only for Services completed and costs incurred prior to the effective date of termination, based on a reasonable determination by HP.

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17.2

In the event HP terminates this Agreement or any Statement of Work, in whole or in part with cause, in addition to any other remedies provided HP under this Agreement, HP may procure, upon such terms and in such manner as HP reasonably deems appropriate, services similar to the Services as to which this Agreement is terminated. Supplier agrees to reimburse HP upon demand for all additional costs incurred by HP in purchasing, qualifying and testing such similar Services. Supplier further agrees to continue the performance of this Agreement to the extent not terminated under the provisions of this Section.

17.3	Transition. Upon notice of termination of, or intent not to renew, this Agreement or any Statement of Work:
(a)	Supplier shall return all HP Property, Confidential Information, Work Product and Intellectual Property; and
(b)	Supplier shall remove all Supplier-owned equipment, supplies, materials, tools, furniture, and vehicles at no additional cost to HP; and
(c)

Supplier and HP shall cooperate with each other to develop as promptly as reasonable a comprehensive plan for the transferring the Services back to HP or to any new supplier designated by HP. Supplier shall assist HP in transferring the Services in an expeditious manner in order to minimize the possibility of discontinuity or disruption to HP. As part of the transfer of the Services, Supplier shall provide adequate information on the Services environment to allow HP or any new supplier to duplicate such environment and the Services.

18.	GENERAL PROVISIONS
18.1

Assignment. Neither party may, directly or indirectly, in whole or in part, neither by operation of law or otherwise, assign or transfer this agreement or delegate any of its obligations under this agreement without the other party’s written consent. Any attempted assignment, transfer or delegation without such prior written consent will be void and unenforceable. Notwithstanding the foregoing, HP, or its permitted successive assignees or transferees, may assign or transfer this agreement or delegate any rights or obligations hereunder without consent: (1) to any entity controlled by, or under common control with, HP, or its permitted successive assignees or transferees; or (2) in connection with a merger, reorganization, transfer, sale of assets or product lines, or change of control or ownership of HP, or its permitted successive assignees or transferees. Without limiting the foregoing, this agreement will be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

18.2

Compliance with Laws. Supplier will perform its obligations under this Agreement in strict compliance with all Applicable Laws. HP will not be responsible for monitoring Supplier’s nor Subcontractor’s compliance with any Applicable Laws.

18.3

Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements and representations whether oral or written. No supplement, modification or amendment of this Agreement will be binding unless in a writing which states that it is an amendment of this Agreement, and which is signed by an authorized representative of each party who is authorized to amend this Agreement.

18.4

Governing Laws. Unless otherwise agreed in Exhibit C, tthis Agreement shall be governed by and construed in accordance with the laws of California, USA without regard to its conflict of law principals. Any dispute that may arise in connection with the interpretation or implementation of this Agreement shall be submitted to the ordinary courts of California.

18.5	Headings. The headings in this Agreement are included for convenience only, and will not affect the construction or interpretation of any provision in this Agreement.

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18.6

Language. This Agreement is drafted in U.S. English. If it is translated into other languages, the U.S. English version alone shall govern. If an Exhibit or Amendment is drafted in a language other than English, an English version shall always be created.

18.7

Non-restrictive Relationship. Nothing in this Agreement will be construed to preclude HP or any of its Subsidiaries or Affiliates from independently developing or providing services or materials which may be the same as or similar to the Services or related materials or from obtaining services or materials from a third party which are the same as or similar to the Services and related materials being provided by Supplier under this Agreement. Supplier shall cooperate with any other suppliers retained by HP.

18.8

Notices. All notices provided in connection with this Agreement will be in writing, and be delivered by certified or registered mail, postage prepaid and return receipt requested, or by courier, and will be deemed effective upon receipt by the addressee at the address listed in Exhibit D, or to such different or other addresses as the parties may designate by written notice to each other as shown in Exhibit D.

18.9

Precedence. Except as set-forth in Section 1.2 (Eligible Purchasers) above, in the case of inconsistency or conflict between the provisions of this Agreement and the preprinted terms and conditions of any HP Purchase Order or other purchase order, Statement of Work, acknowledgment, authorization, or other such document that may be issued by Supplier or HP with respect to the Services, the provisions of this Agreement will control.

18.10

Publicity. Supplier shall not publicize or disclose the terms or existence of this Agreement, nor shall Supplier use the name(s), trademark(s), or tradename(s) of HP, its Subsidiaries or Affiliates, except as follows: i) With the prior written consent of HP; or ii) as may be necessary for Supplier to perform its obligations under this Agreement; or iii) as may otherwise be required by law. HP may impose, as a condition of its consent, any restrictions which HP deems appropriate, in its sole discretion. Supplier shall provide 10 days written notice to HP prior to disclosure under subsections (ii) or (iii) above.

18.11	Reference to Days. All references in this Agreement to “days” will, unless otherwise specified, mean calendar days.
18.12

Severability. Every term, condition or provision of this Agreement is severable from others. If a court or an arbitrator of competent jurisdiction holds any term, condition or provision of this Agreement to be invalid, unenforceable or illegal in whole or in part for any reason, the validity and enforceability of the remaining terms, conditions or provisions, or portions of them, will not be affected.

18.13

Survival. The following section(s) shall survive the termination or expiration of this Agreement: Section 8, Insurance; Section 10, Confidential Information; Section 11, Personal Data Use and Protection; Section 122, Intellectual Property; Section 133, Indemnification; Section 166, Warranty; and Section 188, General Provisions.

18.14

Waiver. Failure by either party to enforce any provision of this Agreement shall not constitute a waiver or affect its right to require the future performances thereof, nor shall its waiver of any breach of any provision of this Agreement constitute a waiver of any subsequent breach or nullify the effectiveness of any provision. No waiver will be binding unless made in writing and signed by the party making the waiver.

18.15	Contract Execution. This Agreement will not be binding until signed by the Authorized Representative, as identified in the signature blocks below, of each party.

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19.	EXHIBITS

All exhibits attached to this Agreement will be deemed a part of this Agreement and incorporated herein by reference. The term “Agreement” includes the exhibits listed in this Section. Terms, which are defined in this Agreement and used in any exhibit, will have the same meaning in the exhibit as in this Agreement. In the event of any conflict between any exhibit and this Agreement, this Agreement will control.

Exhibit A: Statement of Work Template

Exhibit B: Contract Pricing

Exhibit C: Local Implementation Agreement Template

Exhibit D: Program Managers and Contact Information

Exhibit E: TQSCB

Exhibit F: Change Order Form

HP CONFIDENTIAL	HP/SB1 June 1, 2006	Page 17 of 22

STANDARD SERVICES AGREEMENT [TEMPLATE]	AGREEMENT NO._______________

APPROVED AND AGREED TO:
SUPPLIER:	[HP CONTRACTING ENTITY]: [e.g., “HEWLETT-PACKARD-COMPANY
/s/ Cery Perle	/s/ Janice Liu
Authorized Representative	Authorized Representative
June 13, 2006	June 13, 2006
Date	Date
Cery Perle	Janice Liu
Printed name	Printed name
Chief Executive Officer	Marketing Manager
Title	Title

Indirect Procurement

Date

Printed name

Title

HP CONFIDENTIAL	HP/SB1 June 1, 2006	Page 18 of 22

STANDARD SERVICES AGREEMENT [TEMPLATE]	AGREEMENT NO._______________

EXHIBIT A

EXHIBIT B

EXHIBIT C

EXHIBIT D

NOT APPLICABLE

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STANDARD SERVICES AGREEMENT [TEMPLATE]	AGREEMENT NO._______________

EXHIBIT E

Scorecard Guidelines

Scorecard is a set of performance expectations and measurement criteria for use in qualifying new Suppliers, and managing the ongoing long-term business relationship with existing Suppliers. The categories that will be evaluated are: Technology, Quality, Supply, Cost and Business.

The success of Supplier performance is rightfully shared with our Suppliers who specifically contribute to our commitment to excellence. Successful Supplier performance in the areas of TQSCB will increase the opportunity for repeat business, increased sales, and profitable growth.

A primary objective for procurement is: To maintain a competitive advantage by providing materials of the highest quality and lowest cost, with the best delivery, responsiveness, business practices and technology available by selecting fewer but better Suppliers. In order to accomplish this objective, the Scorecard criteria were developed.

The following measurement criteria are used as a guideline when rating the Supplier. The measurement criteria listed below is generic and was developed to help define the Scorecard expectations and is intended as a guideline only. A specific program may be adapted by HP and Supplier to better evaluate individual business needs. Any additions or changes by HP will be communicated to Supplier prior to the evaluation, to ensure that the opportunity to meet the expectations is made available.

TECHNOLOGY

HP must compete in the world market on the basis of manufacturing technology, as well as design technology. We expect our Suppliers to be technological leaders in their respective fields of design and manufacturing. Suppliers are expected to participate in mutual engineering throughout HP’s products’ life cycle to enable timely introductions, technical support and continuous quality and cost improvements.

QUALITY

HP set a quality goal of zero defective products for electrical, mechanical, cosmetic, and administrative reasons. HP’s quality expectation is defect-free materials. Quality and reliability are expected to be achieved through superior design, process control and continuous process improvements. All material is to be fit for use, and to be cosmetically acceptable.

SUPPLY

HP expects Suppliers to be responsive to swings in demand, with short cycle times, and appropriate inventory management, while maintaining flexible capacity capabilities to successfully resolve problems proactively and improve worldwide service. Deliveries are expected to be 100% on time all the time within a window of -3/+0 (three days early and no days late). To achieve this expectation there must be continuous improvement in overall delivery performance and our Suppliers must be prepared to meet commitments worldwide. Lead times must be short by industry standards, reliable and decreasing over time.

COST

HP expects to minimize costs and obtain the lowest average price worldwide. Suppliers are expected to demonstrate financial stability, initiate aggressive cost reductions and provide accurate price forecasting.

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BUSINESS

Suppliers are expected to demonstrate their ability to align with HP’s business model and manage the necessary risks. Suppliers are expected to perform to acceptable standards of conduct within the global community as well as fundamental business practices.

HP recognizes its obligations to be a good citizen in each nation and community in which it operates. HP must conduct its operations in such a manner that protects the environmental quality of these countries and communities. Our Suppliers are an integral part of this effort; therefore, HP Suppliers are expected to conduct their operations in an environmentally responsible manner.

By setting Supplier expectations HP hopes to: maximize customer satisfaction; maximize profitability for all contributors to the system; maximize responsiveness to change; and provide a framework for effective communications

To accomplish these objectives HP will need to: establish and maintain long-term commitments; promote effective communications; obtain mutual agreement on expectations and goals; treat a Supplier’s process as an extension of HP’s processes; and utilize a team approach to achieve performance improvements (proactive/cooperative).

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EXHIBIT F

CHANGE ORDER FORM

1. Issuing Office: [HP site] Attention: ___________________ [HP project manager]	2. Contract: [agreement title] Date: __________________ No.: ________________________	3. Change Order Number:
4. To: [name and address of contractor] Attention: [Contractor project manager]	5. Project Description and Location:
6. Description of Change:
7. Previous Contract Amount: $____________ through Change No. _____	8. Schedule: Increase_____ working days Decrease _____ working days $____________________ Fee for this Change	9. Revised Contract Amount, including this Change: $______________________
SCHEDULE OF CHANGE QUANTITIES AND UNIT PRICES
ITEM NO.	DESCRIPTION	EST’D UNITS	UNIT PRICE	AMOUNT

Except as herein modified, all terms and conditions of Agreement as heretofore modified remain unchanged and in full force and effect. It is understood and agreed by the parties hereto that the foregoing change in Agreement fee amount constitutes a mutual accord and satisfaction for all changes in the Agreement as set forth in this Change Order.

The foregoing modification is hereby accepted by Hewlett-Packard:

_____________________________________________

Signature

_____________________________________________

Printed Name

________________________        ________________

Printed Title                               Date

The foregoing modification is hereby accepted by Contractor:

_____________________________________________

Signature

_____________________________________________

Printed Name

________________________        ________________

Printed Title                               Date

HP CONFIDENTIAL	HP/SB1 June 1, 2006	Page 22 of 22

Statement of Work

SOW Project Name: Spare Backup Trial Service (Pilot)

This Statement of Work is governed under the June 12, 2006, Master Agreement between Hewlett-Packard Company (“HP”) and Spare Backup Inc. (“Supplier”) and is fully incorporated therein. All terms used in this Statement of Work and not otherwise defined will have the same meaning as in the Agreement.

I.	PRECEDENCE:

Does any term or condition within this SOW conflict with any term or condition of the Agreement?

Yes	No	X

If yes, please complete the table below for each and every conflicting term or condition:

SOW term (Section #)	Agreement term (Section #)	How do the terms conflict?

In the event of a conflict between a term in this SOW and a term in the Master Agreement, the term in the Master Agreement will prevail, except that the term in this SOW will prevail, if and only if, the conflicting term in this SOW is expressly and explicitly identified in the above table accompanied by a clear explanation of how the terms conflict.

II.	PURPOSE OF THIS SOW:

This Statement of Work (“SOW”) for a Trial PC Backup service is between Spare Backup Inc. (Supplier) and HP Company (HP). This SOW shall be in effect as of the Effective Date, 6/1/2006. The supplier and HP are collectively described as “the Parties”. This SOW describes the relationship between the Parties with respect to Supplier’s provision of a trial PC backup service for HP and HP’s customers. This non-exclusive service program is one in which the Supplier will provide an HP branded website (powered by Spare Backup) for the use of HP qualified technicians for the purpose of providing customers a trial PC Backup Service as appropriate within the context of delivering customer support and solutions for HP consumer PC customers. This program shall consist of referring HP customers to the HP branded external website for the purpose of offering a trial PC backup service in HP’s outsourced support centers and internal sites. Agent referrals to the Trial Backup website shall be performed 24 hours per day, 7 days per week.

This SOW confirms the understanding of the precedence, objectives, approach, deliverables, period of performance, revenue share, bounties, and change orders for this project/effort.

III.	OBJECTIVES:

The goal is to provide HP customers with a trial online PC Backup service to protect and save the customer’s data prior to support events that include (but are not exclusive to) HW repair, OS upgrade, HW upgrade, etc. This program will result in incremental services revenue for HP and improved customer satisfaction resulting from a more comprehensive service and support experience.

IV.	DELIVERABLES:

Supplier will deliver the following:

4.1

HP Branded Website (powered by Spare Backup): Supplier is tasked with development and management of an HP branded PC Backup website for the purpose of providing trial period usage of an online backup service. HP will need to pre-approve website content and “look and feel” to ensure the website meets HP online guidelines. Trial PC Backup website shall be available 24 hours a day 7 days a week for use by HP and its end user customers. Spare Backup shall make HP and the HP Program Manager immediately aware of any site availability or functionality issues as well as any proposed site modifications after the initial launch of the pilot Backup program.

4.2	Customer Billing: HP branded website will include appropriate and standard online billing capability and data security (as covered in the MSA).
4.3	Data Limitations: Trial period offering will not be limited by the amount of data the customer requires to be backed up (GBs) without prior agreement from HP.
4.4

Outbound Communication: Supplier will develop (with approval from HP) and deliver three outbound e-mails during the trial backup service period (45 days) to end user customer who have signed up for the PC Backup trial service. The content and intent of these e-mails will be agreed upon by both HP and Spare Backup.

4.5	Content: Supplier will provide appropriate and relevant agent training content relating to the supplier’s online PC backup service offering, benefits, features, description and pricing.
4.6

Reporting: Supplier will provide weekly and monthly trial sign up volumes and revenues as well as “trial to subscription” conversion volumes and revenues. Spare Backup will also track and communicate trial customer CSAT scores at the end of the 3 month program pilot

4.7	Subcontracting. Supplier will not subcontract the performance of its obligations under this SOW.
4.8

Promotion of Services: Supplier will not promote, via e-mail, presentations, press releases, or any other medium, their provision of Services to HP or on behalf of HP under this SOW without written agreement from HP. HP shall have no obligation to promote Services under this agreement.

4.9

Revenue Share: Supplier shall provide Revenue Share payments to HP for the previous month by 30th day of the current month. On the date the check is released for payment, Supplier will provide e-mail confirmation on the size of the check and the date the check was mailed to the HP Program Manager.

V.	TRAINING
5.1	Definitions:
5.1.1

Pilot Training means HP’s training necessary to ensure that service dispatch and tech agents have all the foundational, basic skills necessary to make a single use PC Backup offer within the context of the support call (repair, OS upgrade or otherwise) and are able to effectively guide customers through the trial service offer and selection process and can help initiate the first time backup process prior to service dispatch, OS upgrade etc.

5.1.2

Ongoing Training means additional training for Pilot agents. Agent training does not imply roll out training for all service dispatch and tech PC agents. This training will be defined and addressed at or near the conclusion of the pilot period.

5.2	Training Responsibilities and Expenses:
5.2.1	Pilot Training: Unless otherwise explicitly stated, HP will be responsible for all training and training costs. Spare Backup will provide training content as appropriate (at the request of HP).

HP Confidential

5.2.2	Ongoing Training: Unless otherwise explicitly stated, HP will be responsible for all ongoing training costs
5.2.3

HP will be responsible for the development of pilot training and ongoing training and updating the training and program content as necessary and will distribute updated program or product content to agents within the program in a timely manner.

VI.	REVENUE SHARE MODEL

6.1	Supplier will pay HP $3.95 for every sign-up, assuming a $6.95 one-time price to the customer.

6.2	Supplier will pay HP 35% of the monthly revenue collected from users who convert to a monthly subscription for 90 days after the conversion (or 3 months of bounty payments)

6.3	Supplier will pay HP 35% of the monthly revenue collected from users who convert to an annual subscription for 1 year (or 12 months of bounty payments).

VII.	INFORMATION AND DATA MANAGEMENT

7.1	Overview

All customer data should be managed within the policies and requirements set forth by the Master Services Agreement.

VIII.	REPORTS – Spare Backup

Supplier shall provide the following reporting information to HP:

8.1	Weekly Trial PC Backup Sign Up Volumes
8.2	Weekly Website Visitors (not page “hits” but unique visitors)
8.3	Monthly Trial PC Backup Sign up Volumes
8.4	Monthly Trial Backup Website Visitors (not page “hits’ but number of unique)
8.5	Monthly number of Conversions from Trial to Monthly/Annual Subscriptions
8.6	Monthly Revenue Share (Dollars) for Trial PC Backup signups
8.7	Monthly Revenue Share (Dollars) for Conversion from Trial to Monthly/Annual Subscriptions

HP Reporting: HP shall provide

8.8	AHT impacts (incremental AHT impacts of signup/billing process for the single use trial backup)
8.9	Pilot Group Effectiveness: Conversion Rates (number of Trial Backup sign ups over the number of pilot group calls)
8.10	Dropout Tracking: (Why and Where in the process customers drop out)

IX.	Goals/Metrics – HP

HP shall identify a call volume and forecast a “trial offer acceptance rate” for both service dispatch agent and tech agent pilot groups. HP will track and report monthly call volume and compare with reporting from Spare Backup to assess the progress and success of the pilot program.

X.	PERIOD OF PERFORMANCE

The period of the online trial PC Backup pilot shall run for 3 months from 01-August, 2006 through 31-October, 2006. The pilot period may be extended through mutual agreement between both HP and Supplier. During the pilot period, program performance will be evaluated and long term viability of the program will be considered and communicated to supplier.

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XI.	STAFFING:

HP’s Program Manager:

HP’s Project Manager will be the person authorized to act as the primary point of contact for HP and who will be responsible for HP’s performance under this SOW.

Name:	Kenny Stephens
Phone Number:	+1 208-396-2498
Fax Number:	208-333-6161
E-Mail Address:	Kenny.Stephens@hp.com
Address:	Hewlett-Packard Attn: Kenny Stephens Mailstop 470 11311 Chinden Blvd Boise, ID 83714

Supplier’s Project Manager:

Supplier’s Project Manager will be the person authorized to act as the primary point of contact for Supplier and will be responsible for Supplier’s performance under this SOW.

Name:	Ivor Newman
Phone Number:	760-779-0251 x250
Fax Number:	760-779-0291
E-Mail Address:	inewman@sparebackup.com
Address:	Spare Backup Inc. 73061 El Paseo, Suite 202 Palm Desert, CA 92260

Roles and Responsibilities

Resource Name	Company	Title	Phone #	Role
Ivor Newman	Spare Backup		760-779-0251 x250	Spare Backup Project Manager (primary)
Greg Rusu	Spare Backup			Spare Backup Project Manager (secondary)
Cery Perle	Spare Backup			Spare Backup Sponsor
Joe Pancoast	HP	Program Manager		HP Program Manager (Call center operations)
Kenny Stephens	HP	Services Marketing	208-396-2498	HP Program Manager (Marketing)
Doug McFeeters	HP	Contract Manager	408-873-5900	HP Contract Manager
Janice Liu	HP	Marketing Manager	360-212-1069	HP Business Sponsor

Definition of Roles and corresponding Responsibilities:

Spare Backup Project Manager

•	Overall Successful Delivery of Spare Backup services
•	Maintain successful engagement of Spare Backup services
•	Contract maintenance

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•	Tracking and itemizing of used and unused labor costs
•	Ownership of Project
•	Project related activities (SOW, timelines, reviews, documentation, meetings)

Spare Backup Business Sponsor

•	Legal Review and Signoff
•	Level 2+ escalation resolution

HP Operations Lead

•	management of all HP phone technicians within the pilot
•	Agent Training and Communication

HP Program Manager

•	SOW Completion
•	Customer Experience Definition
•	Revenue Share Model
•	Contract Completion and Legal Review
•	Successful Delivery of Program deliverables
•	Lead long term strategic direction for online backup service offering

HP Business Sponsor

•	Level 2+ escalation resolution
•	Legal Review and Signoff

HP Location(s) Information:

HP Site/Division*:	Boise/CSD
Address:	11311 Chinden Blvd

City/State/Zip Code	Boise/ID/83714
Country	USA

*Additional sites may be added as HP’s business needs dictate.

XII.	FEES:

Invoices:

Invoices are not applicable to this agreement and statement of work. Revenue Share model will drive financial relationship between HP and Spare Backup.

Payment:

Supplier shall provide Revenue Share payments to HP for the previous month by 30th day of the current month. On the date the check is released for payment, Supplier will provide e-mail confirmation on the size of the check and the date the check was mailed to the HP Program Manager.

XIII.	Change Requests:

Subsequent changes in the Service once HP approval of deliverables has been obtained will be treated as a change order to the original SOW agreement. HP and Supplier will mutually determine and agree upon any changes to the online trial backup service and the implementation timeline of those changes. Change requests will be worked through on an individual basis. HP will not pay for any work without prior written consent in the form of a change control form or an amendment to the SOW.

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SOW Project Name: Spare Backup Trial Service – Addendum

Addendum Activation Date: 11/15/2006

1.	REVENUE SHARE MODEL - UPDATED

1.1.	Supplier will pay HP $6.95 for every sign-up, assuming a $6.95 one-time price to the customer for the standard Backup Service up-sell program.

1.2.

Supplier will pay HP 35% of the monthly revenue collected from users who convert to a monthly backup subscription for 180 days after the conversion (or 6 months of bounty payments). This payment also applies to conversions from the Data Migration / SB Switch service.

1.3.

Supplier will pay HP 25% of the monthly revenue collected from users who convert to an annual backup subscription for 1 year (or 12 months of bounty payments). This payment also applies to conversions from the Data Migration / SB Switch service.

1.4.

Supplier will pay HP 50% of the total monthly revenue collected from users who convert to any SB Security SW applications (AV, ISS, etc.) for 180 days (or 6 months of bounty payments). This payment also applies to conversions from the Data Migration / SB Switch service.

1.5.

Supplier will pay 50% of total monthly revenue collected from users who convert to any SB bundled offering (Security and Backup) for the period of 6 months (for monthly subscriptions) or 12 months (for subscriptions).

2.	SB SWITCH – DATA MIGRATION PROGRAM

2.1.

Supplier will provide free on-line version of SB Switch (data migration) software to be used by HP phone techs for a one time PC Data Migration / Switch service. After delivery of free one-time data migration service, supplier can promote monthly and annual Backup and Security SW Services.

3.	CONTRACT DURATION AND TERMINATION

3.1.	Duration of this contract shall be twelve (12) months from date of final HP signature.

3.2.	Contract may be terminated by either HP or supplier prior to end of contract term by written notice provided 60 days prior to desired contract termination date.

3.3.	At the end of 12 months, the contract will automatically renew through the standard HP renewal process.

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IN WITNESS WHEREOF, the parties to the above-referenced Agreement have caused this Statement of Work to be executed by their authorized representatives.

SUPPLIER
Signature /s/ Cery Perle	Printed Name Cery Perle	Title President	Date 11/09/06
HEWLETT-PACKARD COMPANY
HP Project Manager Signature /s/ Kenny Stephens	Printed Name Kenny Stephens	Title Project Manager	Date 11/14/06
HEWLETT-PACKARD COMPANY
Authorized Signature /s/ Janice Liu	Printed Name Janice Liu	Title Marketing Manager	Date 11/21/06

HP Confidential